UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MELA Sciences, Inc.

(Name of Registrant as Specified In Its Charter)

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MELA SCIENCES, INC.

50 South Buckhout Street, Suite 1

Irvington, New York 10533

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 25, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MELA Sciences, Inc., a Delaware corporation (the “Company”). The meeting will be held at The Double Tree Hotel, 455 S. Broadway, Tarrytown, NY 10591 on Thursday, April 25, 2013 at 9:00 a.m. local time, for the following purposes:

1. To elect eight directors to serve for the ensuing year and until their successors are elected;

2. To consider and vote upon a proposal to amend the Company’s Fifth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.001 per share, from 45,000,000 to 95,000,000;

3. To consider and vote upon a proposal to approve the Company’s 2013 Stock Incentive Plan (the “2013 Plan”);

4. To ratify the selection by the audit committee of the Board of Directors of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5. To conduct any other business properly brought before the meeting.

The record date for the Annual Meeting is March 5, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Joseph V. Gulfo, M.D.

Chairman, President and Chief Executive Officer

Irvington, New York

March 20, 2013

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT MARCH 20, 2013. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD;

•	BY INTERNET OR TELEPHONE; OR

•	ATTEND THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS AND VOTE.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 25, 2013 — THE PROXY STATEMENT AND THE 2012 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT HTTP://WWW.EDOCUMENTVIEW.COM/MELA.

Page
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1
PROPOSAL I: ELECTION OF DIRECTORS	5
CORPORATE GOVERNANCE	8
PROPOSAL II: AMENDMENT OF THE COMPANY’S FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 45,000,000 TO 95,000,000	13
PROPOSAL III: APPROVAL OF THE COMPANY’S 2013 STOCK INCENTIVE PLAN	16
PROPOSAL IV: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
EQUITY COMPENSATION PLAN INFORMATION	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23
EXECUTIVE OFFICERS OF THE COMPANY	23
COMPENSATION DISCUSSION AND ANALYSIS	24
SUMMARY COMPENSATION TABLE	26
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	32
CERTAIN TRANSACTIONS	33
HOUSEHOLDING OF PROXY MATERIALS	33
OTHER MATTERS	33

MELA SCIENCES, INC.

50 South Buckhout Street, Suite 1

Irvington, New York 10533

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

APRIL 25, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of MELA Sciences, Inc. (which we will refer to as the “Company” throughout this Proxy Statement) is soliciting your proxy to vote at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this Proxy Statement. You do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or you may grant a proxy to vote your shares by means of the telephone or on the Internet.

The Company intends to mail this Proxy Statement and the accompanying proxy card together with the Company’s 2012 Annual Report to Stockholders on or about March 20, 2013 to all stockholders of record entitled to vote at the Annual Meeting. Each share outstanding on the record date will be entitled to one vote.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 5, 2013 will be entitled to vote at the Annual Meeting. On this record date, there were 43,037,144 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 5, 2013 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 5, 2013 your shares were held not in your name, but rather, in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of eight directors;

•	Approval of an amendment to our Fifth Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 45,000,000 to 95,000,000;

•	Approval of our 2013 Stock Incentive Plan; and

•	Ratification of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters you may vote “For” or “Against” or abstain from voting. Procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, or vote by proxy using the enclosed proxy card or via the Internet or telephone (see “Voting Via the Internet or by Telephone” below). If you vote by proxy, your shares will be voted as you specify on the proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to reach us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Voting Via the Internet or By Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or via the Internet. The laws of the State of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://proxy.georgeson.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their proxy cards. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 877-456-7915 and following the operator’s instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. EST on April 24, 2013. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock of the Company you own as of March 5, 2013.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” all the nominees to the Board of Directors in Proposal I, and “For” Proposals II, III and IV. If any other matter is properly presented at the meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, we will bear the cost of proxies solicited by the Board of Directors. In addition to the solicitation of proxies by mail, solicitation may be made personally or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services, and by Georgeson Inc., who we have retained to aid in the solicitation of proxies. We will pay Georgeson Inc. a fee of $13,000 plus expenses for these services. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to the beneficial owners of common stock.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may issue a proxy with a later date.

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at 50 South Buckhout Street, Suite 1, Irvington, New York 10533.

•	You may vote by telephone or via the Internet.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders of the Company may present proper proposals for inclusion in the Company’s Proxy Statement and for consideration at the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Proxy Statement distributed to stockholders prior to the annual meeting of stockholders in the year 2014, a stockholder proposal must be received by the Company no later than November 20, 2013 and must otherwise comply with the requirements of Rule 14a-8.

In order to be considered for presentation at the annual meeting of stockholders in the year 2014, although not included in the Proxy Statement, a stockholder proposal or nomination(s) must comply with the requirements of the Company’s Third Amended and Restated Bylaws (the “Bylaws”) and be received by the Company no later than the close of business on January 25, 2014 and no earlier than the close on business on December 26, 2013; provided, however, that in the event that the date of the 2014 annual meeting is more than thirty (30) days before or more than sixty (60) days after April 25, 2014, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals should be delivered in writing to MELA Sciences, Inc., 50 South Buckhout Street, Suite 1, Irvington, New York 10533, Attention: Secretary. A copy of the Company’s Bylaws may be obtained from the Company upon written request to the Secretary.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the meeting, who will separately tabulate “For”, “Against” and “Withhold” votes, abstentions and broker non-votes. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NASDAQ Capital Market (“NASDAQ”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

Proposal No. I, the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will count towards the quorum but will have no effect on the outcome of the vote. Stockholders do not have the right to cumulate their votes for directors.

•

Proposal No. II, the approval of an amendment to our Fifth Amended and Restated Certificate of Incorporation increasing the number of shares of authorized common stock from 45,000,000 to 95,000,000, must receive a “For” vote from a majority of the outstanding shares of common stock to be approved. Abstentions and broker non-votes will have the same effect as an “Against” vote.

•

Proposal No. III, the approval of our 2013 Stock Incentive Plan, must receive a “For” vote from a majority of shares present and entitled to vote, either in person or by proxy to be approved. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

•

Proposal No. IV, the ratification of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy to be approved. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of common stock entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were 43,037,144 of common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting or by telephone or via the Internet. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed by the Company within four business days of the Annual Meeting.

How can I obtain additional copies?

For additional copies of this Proxy Statement and the enclosed proxy card and 2012 Annual Report to Stockholders, you should contact our corporate office at 50 South Buckhout Street, Suite 1, Irvington, New York 10533, Attention: Secretary, telephone (914) 591-3783.

PROPOSAL I

ELECTION OF DIRECTORS

There are eight nominees for the nine director positions presently authorized by the Company’s Board of Directors and the Company’s Bylaws. The vacant directorship may be filled in the future at the discretion of the Company’s Board of Directors. This discretionary power gives us the flexibility of appointing new directors in periods between our annual meetings should suitable candidates come to our attention. The names of the persons who are nominees for director and their positions and offices with the Company are set forth in the table below. Each director to be elected will hold office until the 2014 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Although there is no formal policy, the Company encourages its directors to attend the Company’s annual meetings.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee as the Board of Directors may propose. Each of the nominees listed below has been nominated for and has agreed to stand for election and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director, including their respective ages as of February 28, 2013:

Name	Age	Position
Joseph V. Gulfo, M.D.	49	Director, Chairman, President and Chief Executive Officer
Robert Coradini	53	Director
Anne Egger	60	Director
Mark Fabiani	55	Director
Mindy Meads	60	Director
David K. Stone	56	Lead Independent Director
Kathryn Swintek	60	Director nominee
LuAnn Via	59	Director

Joseph V. Gulfo, M.D. has served as our President and Chief Executive Officer and a member of our Board of Directors since January 2004 and as Chairman since December 2011. From May 1999 to November 2003, he served as Chairman, Chief Executive Officer and President of Antigen Express, Inc., a development-stage company developing immunodiagnostics and therapeutics for cancer. Dr. Gulfo serves as a director of ProCertus BioPharm, Inc., a privately-held company. Dr. Gulfo received a B.S. in biology from Seton Hall University, an M.D. from the University of Medicine and Dentistry of New Jersey and an M.B.A. in finance from Seton Hall University. We believe Dr. Gulfo’s qualifications to serve on our Board of Directors include his intimate knowledge of our operations as a result of his day to day leadership as our Chairman and Chief Executive Officer, and his leadership of the Company in successfully obtaining FDA approval in the U.S., and CE Mark approval in the European Union, for MelaFind®, as well as his leadership of the Company during the initial commercialization phase of MelaFind®.

Robert Coradini has served as a member of our Board of Directors since December 2011. Mr. Coradini currently serves as an expert to the medical device and biotechnology industry. Prior to this and since 1996 Mr. Coradini served in various executive capacities at several Johnson & Johnson (“J&J”) companies. From June 2005 to May 2009, Mr. Coradini served as President of New Ventures for J&J Consumer Products Company which also included leading and growing OrthoNeutrogena (aka OrthoDermatologics), a leader in dermatology care, from January 2006 thru May 2009. From January 2003 through June 2005, Mr. Coradini served as President of CardioVations/Ethicon, a J&J Company involved with cardiac surgery and tissue management. From June 2000 to January 2003 Mr. Coradini was President of Lifescan, a J&J Company that provides medical devices to the diabetes market. Before Lifescan, Mr. Coradini was head of Business Development for J&J’s Medical Devices & Diagnostic Group and before that President of Cordis Endovascular. Prior to J&J, Mr. Coradini was with General Electric for ten years, seven of which were with GE Medical Systems. Mr. Coradini currently serves on the Board of Directors of WaferGen BioSystems and Chairs its Nominating and Governance Committee and is a member of its Compensation Committee. We believe Mr. Coradini’s qualifications to serve on our Board of Directors include his more than 20 years of experience in the medical device industry and executive experience with two major medical device manufacturers.

Anne Egger was elected as a member of our Board of Directors in June 2009 and was a consultant to the Company from 2009 through 2011. Ms. Egger has served as Vice President of Sales and Marketing of TopMD, a dermatology products company, since March 2012. Since March 2009, Ms. Egger has been the owner/director of AME Enterprises, LLC, a pharmaceutical consulting company. From October 1988 until her retirement in March of 2009, Ms. Egger served as head of the U.S. Sales and Marketing division of Galderma Laboratories, a joint venture between Nestlé and L’Oréal. Ms. Egger was also an Industry Adjunct member of the American Academy of Dermatology and a member of the American Society of Dermatologic Surgeons Industry Council. We believe Ms. Egger’s qualifications to serve on our Board of Directors include her almost 30 years of experience in pharmaceutical sales and marketing and over two decades in dermatology.

Mark Fabiani was appointed as a member of our Board of Directors in December 2011. Mr. Fabiani is a Principal of Mark Fabiani LLC, a crisis management consulting firm, where he has served since 1997. Mr. Fabiani was formerly Special Counsel to President Clinton, Deputy Campaign Manager for Vice President Al Gore, and Deputy Assistant Attorney General at the Justice Department. Mr. Fabiani is an expert in public relations and we believe this experience qualifies him to serve on our Board of Directors.

Mindy Meads was elected a member of our Board of Directors in April 2012. In October, 2012, Ms. Meads was appointed a Director of Wet Seal, Inc., a teen specialty retailer of fashionable and contemporary apparel and accessory items. Ms. Meads is an experienced CEO with 35 years of experience in the global apparel industry. From 2009 to 2011 she was the Co-CEO of Aeropostale Inc., a teen specialty retailer with more than 900 stores. From 2007 to 2009 she served as President and Chief Merchant Officer. In 2006 Ms. Meads was Chief Executive Officer and President of Victoria Secret Direct, an e-commerce and catalogue retailer. Prior to that, Ms. Meads was at Lands’ End from 1990 to 2005, serving as President and Chief Executive Officer from 2003 to 2005. She has held a variety of Senior Executive Merchandising roles with several leading retailers. She is a former Director of the Federal Reserve Bank for the 7th District, and sits on the board of several not-for profit companies. She currently serves on the Board of Trustees of The Masters School, and is a member of The Committee of 200, a business women’s leadership organization. We believe Ms. Meads’ qualifications to serve on our Board of Directors include her extensive experience in retail sales which will assist us in properly positioning MelaFind® during commercialization.

David K. Stone was appointed as a member of our Board of Directors in December 2011. In 2006, Mr. Stone founded Liberty Tree Advisors, LLC, a life sciences investment banking and consulting firm where he is currently a Managing Director. Prior to this, from 2000 to 2006 Mr. Stone was a Managing Director and Partner at Flagship Ventures, a venture capital fund focused in the life sciences industry. From 1989 to 1999, Mr. Stone led the biotechnology equity research team at Cowen & Company. Mr. Stone is currently on the Board of Directors of PAKA Pulmonary Pharmaceuticals and of Seahorse Bioscience, where he is Chairman of the Audit Committee. From 2001 to 2009, he served on the Board of Directors of Oscient Pharmaceuticals, where he served as Chairman from 2005 to 2009. We believe Mr. Stone’s qualifications to serve on our Board of Directors include his extensive experience as a biopharmaceutical industry research analyst and his venture capital work with numerous pharmaceutical and medical device companies.

Kathryn Swintek, a nominee for our Board of Directors, was recommend to the nominating committee by the Company’s Chief Executive Officer. Since August 2010, Ms. Swintek has been a Managing Partner and member of the Investment Committee of Golden Seeds Fund 2, and Managing Director of Golden Seeds LLC, an angel investment forum backing women owned or managed early stage and growth companies. Prior to Golden Seeds, Ms. Swintek was a senior executive at BNP Paribas from November 1989 to April 2008, where she most recently served as Managing Director and Global Co-Head of its London-based Financial Sponsors Coverage Group. From 1974 to 1989, Ms. Swintek was a senior executive with Irving Trust Company (now known as BNY Mellon), where she was a Sr. Vice President and held positions in risk management, and acquisition finance, and managed business relationships for the International Division in North Africa and the Near East, as well as in France, where she served as Representative while residing in Paris. Ms. Swintek is Chair of the Governing Board and the Executive Committee of The Committee of 200, a business women’s leadership organization, which she joined in 2003. She serves on the Board of Directors of Trade Settlement, Inc., Turtle & Hughes, Inc., and Open Road Integrated Media, Inc. She is also a member of the Women’s Forum, Women Corporate Directors, and Women Business Leaders of the U.S. Health Care Industry Foundation. We believe Ms. Swintek’s qualifications to serve on our Board of Directors include her corporate leadership experience and her wide-ranging experience in international financial services.

LuAnn Via was elected to our Board of Directors in April 2012. In November 2012 Ms. Via became President and CEO of Christopher & Banks Corporation, a specialty retailer of women’s clothes; a company operating more than 600 retail stores. Prior to this, Ms. Via served as the President and Chief Executive Officer of Payless ShoeSource, a unit of Collective Brands, Inc., from July 2008 to October 2012 when the company was acquired and taken private. Before joining Payless ShoeSource, from January 2006 Ms. Via served as group divisional President of Lane Bryant and Cacique store chains and as President of Catherines stores, both divisions of Charming Shoppes, Inc. Prior to this, and for more than 20 years, Ms. Via held several leadership positions with a number of top retailers. Ms. Via is a Board member of Christopher & Banks Corporation and a member of The Committee of 200, a business women’s leadership group. We believe Ms. Via’s qualifications to serve on our Board of Directors include her extensive experience in retail sales which will assist us in properly positioning MelaFind® during commercialization.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” ALL OF THE NOMINEES IN PROPOSAL I

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Company’s Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as are in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that all of the Company’s directors and director nominees are independent directors within the meaning of the applicable NASDAQ listing standards, except Dr. Gulfo, the Chairman, President and Chief Executive Officer of the Company.

Information Regarding the Board of Directors and its Committees

The Company’s Board of Directors has an audit committee, a compensation committee and a nominating committee. The following table provides membership information as of December 31, 2012 for each of these committees:

Name	Audit	Compensation	Nominating
Robert Coradini		X	X
Anne Egger		X	X
Mark Fabiani			X
John Goddard	X	X
Mindy Meads		X
David K. Stone	X
LuAnn Via	X

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage independent advisors, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Board Leadership Structure

Our Company is led by Joseph V. Gulfo, M.D., who has served as Chairman of our Board of Directors since December 2011 and as our President and Chief Executive Officer since January 2004. We believe that having Dr. Gulfo act in both these roles is appropriate for the Company at this time because it provides the Company with consistent and efficient leadership, both with respect to the Company’s operations and the leadership of the Board. In particular, having Dr. Gulfo act in both these roles increases the timeliness and effectiveness of the Board’s deliberations, increases the Board’s visibility into the day-to-day operations of the Company, and ensures the consistent implementation of the Company’s strategies.

However, in recognizing the importance for independent oversight, the Board has appointed a Lead Independent Director. While our Chairman and Chief Executive Officer is responsible for setting the strategic direction for the Company and to provide the day to day leadership and performance of the Company, the Lead Independent Director coordinates and moderates executive sessions of the independent directors and provides guidance relative to corporate governance.

Audit Committee

The current members of our audit committee are Messrs. Goddard, and Stone and Ms. Via each of whom we believe satisfies the independence requirements of NASDAQ and the Securities and Exchange Commission (the

“SEC”). Mr. Goddard chairs this committee. We believe Mr. Goddard qualifies as an audit committee financial expert under the regulations of the SEC and that each member of the audit committee has the accounting and related financial management expertise required by NASDAQ. Our audit committee assists our Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	our independent registered public accounting firm’s qualifications and independence; and

•	the performance of our independent auditors.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and overseeing their work. All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors must be approved in advance by our audit committee.

The charter of our audit committee is available in the Corporate Governance section of the Investor Relations section of the Company’s website at www.melasciences.com.

Compensation Committee

The current members of our compensation committee are Mses. Egger and Meads and Messrs. Coradini and Goddard each of whom we believe satisfies the independence requirements of NASDAQ. Ms. Egger chairs this committee. The purpose of our compensation committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:

•	reviewing and recommending compensation of our executive officers;

•	administering our stock incentive plans; and

•	reviewing and recommending incentive compensation and equity plans.

A narrative description of our compensation committee’s processes and procedures for the consideration and determination of executive compensation is included in the Compensation Discussion and Analysis in this Proxy Statement.

The charter of our compensation committee is available in the Corporate Governance section of the Investor Relations section of the Company’s website at www.melasciences.com.

Nominating Committee

The current members of our nominating committee are Ms. Egger and Messrs. Coradini, and Fabiani, each of whom we believe satisfies the independence requirements of NASDAQ. Mr. Coradini chairs this committee. Our nominating committee identifies and recommends nominees for election to our Board of Directors.

The nominating committee has not adopted specific minimum criteria for director nominees. The committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service, or if the nominating committee decides not to nominate a member for re-election, the nominating committee first considers the appropriateness of the size of the Board of Directors. If the nominating committee determines that the Board seat should be retained and a vacancy exists, the committee considers factors that it deems are in the best interests of the Company and its stockholders in identifying and evaluating a new nominee.

In identifying suitable candidates for nomination as a director, the nominating committee will consider the needs of the Board of Directors and the range of skills and characteristics required for effective functioning of the Board of Directors. In evaluating such skills and characteristics, the nominating committee may take into consideration such factors as it deems appropriate, such as a nominee’s business and professional expertise and experi-

ences, including particular experience in areas relevant to the Company’s business activities, concern for long-term interests of the stockholders, and personal integrity and judgment. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities to our stockholders.

The nominating committee will consider all bona fide candidates for election to the Board of Directors and will consider any stockholder nominations pursuant to the same criteria, provided those nominated are submitted pursuant to the process described in the Company’s Bylaws and applicable law and within the time periods set forth herein for receipt of stockholder proposals for the 2014 Annual Meeting of Stockholders. The Company has not received any recommendations from stockholders for candidates for inclusion on the committee’s slate of nominees.

The charter of our nominating committee is available in the Corporate Governance section of the Investor Relations section of the Company’s website at www.melasciences.com.

Meetings of the Board of Directors and Committees

The Board of Directors met fourteen times during the last fiscal year and acted once by unanimous written consent. All directors attended at least 75% of the meetings of the Board of Directors held during the period for which they were a director.

During the last fiscal year, the audit committee met four times, the compensation committee met eight times and acted three times by unanimous written consent, and the nominating committee met once and acted once by unanimous written consent. All directors attended at least 75% of the meetings of the Board of Directors committees on which they served held during the period for which they were a committee member.

All of our directors then serving attended the 2012 Annual Meeting of Stockholders. We do not maintain a formal policy regarding director attendance at our annual meeting of stockholders.

The Board of Directors’ Role in Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The audit committee oversees management of financial risks. The nominating committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest of director nominees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Stockholder Communications with the Board of Directors

We do not have a formal policy regarding stockholder communication with the Board of Directors. However, stockholders of the Company may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o Secretary

MELA Sciences, Inc.

50 South Buckhout Street, Suite 1

Irvington, New York 10533

The Secretary will review each stockholder communication. The Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and

(c) does not relate to a personal grievance against the Company or an employee or to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Code of Business Conduct and Ethics

The Company has adopted MELA Sciences, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section of the Investor Relations section of the Company’s website at www.melasciences.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Policy and Procedures Governing Related Person Transactions

In accordance with its charter, the audit committee is responsible for reviewing all “related party transactions” (defined as such transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an on-going basis. All such related party transactions must be approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee is responsible for reviewing, approving and managing the engagement of the Company’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the audit committee deems appropriate, including the Company’s independent registered public accounting firm’s accountability to the Board of Directors and the audit committee. The audit committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and discussed and reviewed the results of the Company’s independent registered public accounting firm’s examination of the financial statements. In addition, the audit committee discussed with the Company’s independent registered public accounting firm the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures and the letter regarding its independence as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee also considered whether the provision of non-audit services was compatible with maintaining the independent registered public accounting firm’s independence.

The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audits, and received from them written disclosures and letter regarding their independence. The audit committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The audit committee held four meetings during the fiscal year ended December 31, 2012.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The audit committee has also retained EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE:

John Goddard

David Stone

LuAnn Via

*  The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL II

AMENDMENT OF THE COMPANY’S FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 45,000,000 TO 95,000,000

General

The Board of Directors is proposing for stockholder approval an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of common stock, par value $0.001 per share, from 45,000,000 shares to 95,000,000 shares. At its meeting held on March 8, 2013, the Board of Directors approved this amendment, subject to stockholder approval, and directed that this amendment be submitted to a vote of the Company’s stockholders at the Annual Meeting. The Charter also authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.10 per share, none of which are currently issued or outstanding. The proposed amendment will not increase or otherwise affect the Company’s authorized shares of preferred stock. The Board believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of common stock in order to allow the Company to meet certain commitments and to give the Company greater flexibility in considering and planning for future potential business needs.

Purpose of Amendment

The Charter currently authorizes the issuance of up to 45,000,000 shares of common stock, par value $0.001 per share. As of the close of business on February 28, 2013, 43,037,144 shares of common stock were issued and outstanding. In addition, as of the close of business on February 28, 2013, there were 200,000 shares of common stock issuable upon exercise of outstanding warrants, 2,402,877 shares of common stock issuable upon exercise of outstanding stock options, 1,153,336 shares of common stock available for issuance for future grants under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), and 75,000 shares of common stock issuable under the 2005 Plan pursuant to the terms of a consulting agreement entered into by the Company. Of the 2,402,877 shares of common stock issuable upon exercise of outstanding stock options, 900,000 shares are subject to a forbearance agreement signed by Joseph V. Gulfo, our Chairman, President and Chief Executive Officer.

In addition, in February 2013 the Company signed a non-binding term sheet with a venture capital lender for a potential $10 million loan. As part of the proposed terms of the loan, the lender will receive a warrant to purchase that number of shares of our common stock equal to 775,000 divided by the to-be-determined exercise price of the warrant. The loan is subject to satisfactory completion of the lender’s due diligence and the execution of definitive loan documents, and there can be no assurance that the loan will be consummated or that the material terms of the loan will be as described. Under the proposed terms of the term sheet, the warrant will be issued within five days of obtaining shareholder approval of an amendment to our Charter increasing the number of authorized shares of common stock to a sufficient amount necessary to issue the warrant.

Furthermore, at the Annual Meeting, stockholders will be asked to approve the Company’s 2013 Stock Incentive Plan (see Proposal III). The 2013 Stock Incentive Plan (the “2013 Plan”), as approved by the Board of Directors, subject to stockholder approval, provides for the issuance of up to 3,500,000 shares of common stock. Obtaining stockholder approval of the 2013 Plan will allow us to continue to grant awards of equity incentive compensation in satisfaction of the rules of The NASDAQ Stock Market.

Therefore, the purposes of this amendment to increase the number of authorized shares of common stock from 45,000,000 to 95,000,000 are:

•

to allow us to issue additional shares of common stock for any proper corporate purposes, including but not limited to, public or private financings, stock splits, stock dividends, potential strategic transactions, including mergers, acquisitions, strategic partnerships, joint ventures and other business combinations, as well as for other general corporate transactions;

•

to allow us to issue options for up to 1,153,336 shares of common stock available for issuance for future grants under the 2005 Plan, which would include the proposed grant to Dr. Gulfo of a stock option grant to purchase up to 1,000,000 shares of our common stock under the 2005 Plan;

•

to permit us to terminate the above described forbearance agreement with Dr. Gulfo and permit the exercise his options to purchase up to 900,000 shares of common stock in accordance with the terms of the options;

•

to allow us to issue the above described warrant in connection with the above described proposed loan, the issuance of which is integral to the Company being able to meet the terms of the proposed loan; and

•	if approved by the stockholders at the Annual Meeting, to allow us to issue up to 3,500,000 shares of common stock under the 2013 Plan.

Other than as described above, the Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock resulting from the proposed increase in the number of authorized shares of common stock. The additional shares of common stock will be available for issuance from time to time as determined by the Board of Directors for any proper corporate purposes.

Having these additional shares of authorized common stock available for future use will allow the Company to issue additional shares of common stock without the expense and delay of arranging a special meeting of stockholders.

Possible Effects of the Amendment and Anti-takeover Considerations

If the amendment to the Charter is approved, the additional authorized shares would be available for issuance at the discretion of the Board and without further stockholder approval. It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. The adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. Shares of common stock issued in the future (including for the purposes described above in the section entitled “Purpose of Amendment”), other than for a stock split, may decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could have a financially dilutive effect on previously issued shares of common stock and have a negative effect on the market price of the common stock. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of our stock. Current stockholders have no preemptive or similar rights.

The Company has not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could sell shares of common stock or preferred stock, including preferred stock convertible into shares of common stock, in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of common stock has been prompted by the need to fulfill contractual obligations and other business and financial considerations, and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Effective Date of the Amendment

If the Company’s stockholders approve the increase in the number of authorized shares of common stock to 95,000,000 shares we have to file a Certificate of Amendment with the Delaware Secretary of State in order for the amendment to become effective. If we obtain stockholder approval of this proposal, we intend to file the Cer-

tificate of Amendment as soon as practicable. Our Board of Directors reserves the right, notwithstanding stockholder approval of the amendment and without further action by our stockholders, not to proceed with the amendment at any time before the filing of the Certificate of Amendment.

Regarding the authorized capital structure of the Company, the first paragraph of Article III of the Charter currently provides as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is 55,000,000 consisting of 45,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.10 par value per share.”

The Company’s Board of Directors has approved the following amendment to Article III, subject to approval of such amendment by the stockholders of the Company at the Annual Meeting, as specified below:

The first paragraph of Article III is to be deleted in its entirety and be replaced by the following paragraph:

“The total number of shares of stock that the Corporation shall have authority to issue is 105,000,000 consisting of 95,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.10 par value per share.”

Dissenter’s Rights

Neither Delaware law, the Company’s Charter, nor the Company’s Bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with this proposal. Accordingly, the Company’s stockholders will have no right to dissent and obtain payment for their shares.

Vote Required.     The affirmative vote of the holders of a majority of the Company’s outstanding shares of common stock is required to approve this proposal. Unless otherwise indicated, properly executed proxies will be voted in favor of this Proposal II.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL II

PROPOSAL III

APPROVAL OF

THE COMPANY’S 2013 STOCK INCENTIVE PLAN

General

On March 8, 2013, the Board of Directors approved, subject to stockholder approval, the Company’s 2013 Stock Incentive Plan (the “2013 Plan”). Under the 2013 Plan, we may issue various types of stock-based awards, including incentive stock options, non-qualified stock options and restricted and unrestricted awards of our common stock. The 2013 Plan provides for the issuance of up 3,500,000 shares of our common stock.

Our Board of Directors believes that our growth depends significantly upon the efforts of our officers, consultants and key employees and that such individuals are best motivated to put forth maximum effort on our behalf if they own an equity interest in the Company. The Board of Directors is committed to creating and maintaining a compensation system based to a significant extent on grants of equity-based awards. The Board of Directors considers equity-based incentives an important component of its efforts to attract and retain talented individuals. In addition, the Board of Directors believes that option grants help us to attain our long-term goals by linking the compensation of key employees to stockholder returns.

As of February 28, 2013, there were 2,402,877 shares of common stock issuable upon exercise of outstanding stock options, 1,153,336 shares of common stock available for issuance for future grants under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), which would include the proposed grant to Dr. Gulfo of a stock option grant to purchase up to 1,000,000 shares of our common stock under the 2005 Plan, and 75,000 shares of common stock issuable under the 2005 Plan pursuant to the terms of a consulting agreement entered into by the Company. After considering the number of shares of common stock available for future grant under the 2005 Plan and the fact that the 2005 Plan is set to terminate in 2015, the compensation committee of the Board of Directors recommended that the Board adopt a new equity incentive plan in the form of the 2013 Plan. The 2005 Plan will remain in effect, and grants may continue to be made under it, until such time as the 2005 Plan terminates in accordance with its terms.

Description of the 2013 Plan

The following summary of the 2013 Plan is qualified in its entirety by reference to the full text of the 2013 Plan, which is attached hereto as Exhibit A.

Administration.    The 2013 Plan is administered by the compensation committee of the Board of Directors. Subject to the terms of the 2013 Plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2013 Plan.

Common Stock Available for Issuance Pursuant to Grants Under the 2013 Plan.    3,500,000 shares of the Company’s common stock have been authorized, subject to stockholder approval, and available for issuance pursuant to grants under the 2013 Plan. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the 2013 Plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2013 Plan.

Eligibility.    Awards may be made under the 2013 Plan to employees, officers, directors and consultants to the Company whose participation in the 2013 Plan is determined to be in the best interests of the Company by the Board of Directors.

Amendment or Termination of the Plan.    The Board of Directors may terminate, suspend or amend the 2013 Plan at any time and for any reason; provided, however, that no such action may adversely affect the rights of the holder of any outstanding award in a material way without the consent of the holder. The 2013 Plan shall terminate in any event ten years after its effective date. Any amendment which would increase the number of shares of common stock which may be issued under the 2013 Plan or any other material amendment of the terms of the 2013 Plan are subject to the approval of the Company’s stockholders.

Options.    The 2013 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option is granted at fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock as reported by the NASDAQ Capital Market on the grant date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant.

The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The compensation committee may establish the means by which the exercise price may be paid, including by cash, check, by tendering unrestricted shares of common stock, or by means of a broker-assisted cashless exercise.

Upon termination of an option holder’s employment or service with the Company due to death or disability, any portion of an option held by the option holder which is not then exercisable shall thereupon terminate, and any portion of an option held by the option holder which is then exercisable shall remain exercisable for the lesser of one year following such termination of employment or service or until the expiration of the term of the option. Upon termination of an option holder’s employment or service with the Company for cause (which is defined in the 2013 Plan), any option held by the option holder shall immediately terminate and shall cease to be exercisable. If an option holder’s employment or service with the Company terminates for any other reason other than death, disability or cause, then any portion of an option which is not then exercisable shall thereupon terminate, and any portion of an option which is then exercisable shall remain exercisable for the lesser of 90 days following such termination or until the expiration of the term of the option.

Stock options granted under the 2013 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Restricted Stock Awards.    The compensation committee may also award restricted stock awards to eligible personnel upon such terms and conditions as the committee deems appropriate. A restricted stock award may be subject to designated vesting conditions and transfer restrictions.

The purchase price payable for shares of common stock transferred pursuant to a restricted stock award must be at least equal to their fair market value on the date of grant. The fair market value is generally determined as the closing price of the common stock as reported by the NASDAQ Capital Market on the grant date.

Unless otherwise determined by the compensation committee, the recipient of a restricted stock award will have the right (i) to vote such stock, (ii) to receive and retain all regular cash dividends and other cash equivalent distributions as the Board of Directors may in its sole discretion designate, pay or distribute on such restricted stock, and (iii) to exercise all other rights, powers and privileges of a holder of common stock with respect to such restricted stock, with certain exceptions as set forth in the 2013 Plan.

Effect of Certain Corporate Transactions.    Certain change of control transactions involving us, such as a sale of the Company, may cause awards granted under the 2013 Plan to automatically vest.

Adjustments for Stock Dividends and Similar Events.    Proportionate adjustments in outstanding awards and the number of shares available for issuance under the 2013 Plan, including the individual limitations on awards, may be made by the Board of Directors to reflect common stock dividends, stock splits and other similar events.

Federal Income Tax Consequences

The following discussion is a general summary of the principal federal income tax consequences under current law relating to award granted under the 2013 Plan to an individual. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Incentive Stock Options.    The grant of an incentive stock option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized by an individual upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee does not dispose of the shares of common stock within at least two years after the date of grant or within one year after the date of exercise (holding period requirement). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be an employee of the Company from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The Company will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options.    The grant of a non-qualified stock option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. The ex-spouse will be subject to employment and income tax withholding at this time.

Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income. Dividend payments on restricted stock are treated as compensation income unless the grantee has made a Section 83(b) election.

Unrestricted Stock.    A grantee who is awarded unrestricted shares will recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares of common stock. The Company will generally be allowed a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code.

Internal Revenue Code Sections 409A and 280G

Section 409A of the Internal Revenue Code provides that deferred compensation that is not structured to satisfy Section 409A and that is not subject to a substantial risk of forfeiture may result in current federal income taxation, an additional tax of 20% of the compensation required to be included in income and interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point for any period during which taxation of the compensation has been deferred. Stock options granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant are generally exempt from the application of Section 409A. In addition, Section 280G of the Internal Revenue Code provides that to the extent that payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax on the employee and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Because of the complexity of the tax law and because tax law consequences to any particular taxpayer may be affected by matters not discussed herein, each taxpayer is urged to consult with his, her or its tax advisor with respect to the specific tax consequences of the 2013 Plan.

New Plan Benefits

The amount, if any, of grants to be awarded to officers, directors, employees and consultants under the 2013 Plan in the future will be determined in the discretion of the compensation committee of our Board of Directors and is not currently determinable. Information regarding option awards to our named executive officers in fiscal year 2012 and options held by such officers at December 31, 2012 is provided in the “Grants of Plan-Based Awards For Year Ended December 31, 2012” table, the “Outstanding Equity Awards at 2012 Fiscal Year-End” table, and information regarding option awards to our non-employee directors in fiscal year 2012 is provided in the “Non-Employee Director Compensation Table For Year Ended December 31, 2012” table in the Executive Compensation section of this Proxy Statement.

Vote Required.     The affirmative vote of a majority of our shares of common stock present, whether in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal. Unless otherwise indicated, properly executed proxies will be voted in favor of this Proposal III.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL III

PROPOSAL IV

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that the Board of Directors submit the selection of EisnerAmper LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. EisnerAmper LLP audited the Company’s financial statements in 2011 and 2012. Representatives of EisnerAmper LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of EisnerAmper LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors, on behalf of the audit committee, is submitting the selection of EisnerAmper LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required.    The affirmative vote of a majority of our shares of common stock present, whether in person or represented by proxy, and entitled to vote at the Annual Meeting is required to ratify the selection of EisnerAmper LLP. Unless otherwise indicated, properly executed proxies will be voted in favor of this Proposal IV.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL IV

Principal Accountant Fees

The following is a summary of the aggregate fees billed to the Company by EisnerAmper LLP for professional services rendered during the fiscal years ended December 31, 2011 and December 31, 2012:

	Fiscal Year Ended December 31,
	2011	2012
Audit Fees	$218,269	$219,182
Audit-Related Fees	69,200	43,422
Tax Fees	15,492	15,767
All Other Fees	—	—
Total Fees	$302,961	$278,371

Audit Fees.     Audit Fees consisted of fees covering the audits of the Company’s financial statements which were billed during the respective year, including work on quarterly reports and work on Sarbanes-Oxley matters.

Audit-Related Fees.     Audit-Related Fees for 2011 primarily consisted of fees for audit work done related to the filing with the SEC of a Prospectus Supplement in December 2011. Audit-Related Fees for 2012 consisted of fees for audit work done performed in connection with our filing with the SEC of a Prospectus Supplement in June 2012 and related work in connection with our At-the-Market (“ATM”) equity offering program in June and September 2012.

Tax Fees.     The 2011 and 2012 Tax Fees related to the preparation of the Company’s 2010 and 2011 Federal and State income tax returns and associated estimated payments and applications for filing extensions and for the undertaking of a study to analyze the amount and timing of the tax loss carry forwards.

All Other Fees.     There were no other fees billed by EisnerAmper LLP for the years ended December 31, 2011 and December 31, 2012, respectively.

Pre-Approval of Audit and Non-Audit Services

The services performed by EisnerAmper LLP in 2012 were pre-approved by the audit committee. The audit committee pre-approves all audit services and permitted non-audit services performed or proposed to be under-taken by the independent registered public accounting firm, except where such services are determined to be de minimis under the Exchange Act, giving particular attention to the relationship between the types of services provided and the independent registered public accounting firm’s independence. The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out information with respect to compensation plans under which equity securities of our Company were authorized for issuance as of December 31, 2012.

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders	2,426,533	$4.01	1,222,739
Equity compensation plans not approved by security holders	0	—	0

Total	2,426,533	$4.01	1,222,739

Information regarding option awards to our named executive officers in fiscal year 2012 and options held by such officers at December 31, 2012 is provided in the “Grants of Plan-Based Awards For Year Ended December 31, 2012” table, the “Outstanding Equity Awards at 2012 Fiscal Year-End” table, and information regarding option awards to our non-employee directors in fiscal year 2012 is provided in the “Non-Employee Director Compensation Table For Year Ended December 31, 2012” table in the Executive Compensation section of this Proxy Statement.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock, par value $0.001, as of February 28, 2013 (except as noted) by: (i) each director and nominee for director; (ii) each of our executive officers who are named in the Summary Compensation Table presented in this Proxy Statement; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Beneficial Ownership(1) of Options Included in Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers
Joseph V. Gulfo, M.D.	1,063,811	900,000	2.4%
Richard I. Steinhart	102,650	101,650	*
Directors
Robert Coradini	31,357	10,000	*
Anne Egger	30,350	25,000	*
Mark Fabiani	10,000	10,000	*
John Goddard	20,000	10,000	*
Mindy Meads	—	—	*
David K. Stone	10,000	10,000	*
LuAnn Via	—	—	*
All directors and all executive officers as a group (9 persons)	1,268,268	1,066,650	2.9%
Director Nominee
Kathryn Swintek	—		*
5% Stockholders
RA Capital Management, LLC(2)	2,992,608	—	7.0%

*	Less than one percent beneficially owned

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 43,037,144 shares outstanding on February 28, 2013, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o MELA Sciences, at the address on the first page of this Proxy Statement.

(2)	Peter Kolchinsky (the “Manager”) is the manager of RA Capital Management, LLC (“Capital”), which is the investment adviser and sole general partner of RA Capital Healthcare Fund, L.P. (“Fund”). The Fund has the power to vote and dispose of the 1,730,679 shares of common stock beneficially owned by it. Capital, as the investment adviser and sole general partner of the Fund and as the investment adviser to an account owned by a separate investment vehicle which holds shares of the Company’s common stock, has the sole authority to vote and dispose of the 2,992,608 shares of common stock beneficially owned by it. The Manager, by virtue of his position as manager of Capital, has the sole authority to vote and dispose of the 2,992,608 shares of common stock beneficially owned by him. The principal business office of Capital, Fund and Manager is 20 Park Plaza, Suite 1200, Boston, MA 02116. This information is based upon a Schedule 13G filed on February15, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers, their ages and their positions as of February 28, 2013, are as follows:

Name	Age	Position
Joseph V. Gulfo, M.D.	49	Director, Chairman, President and Chief Executive Officer
Richard I. Steinhart	55	Sr. Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

Joseph V. Gulfo, M.D. has served as our Chairman since December 2011 and our President and Chief Executive Officer and a member of our Board of Directors since January 2004. From May 1999 to November 2003, he served as Chairman, Chief Executive Officer and President of Antigen Express, Inc., a development-stage company developing immunodiagnostics and therapeutics for cancer. Dr. Gulfo serves as a director of ProCertus BioPharm, Inc., a privately-held company. Dr. Gulfo received a B.S. in biology from Seton Hall University, an M.D. from the University of Medicine and Dentistry of New Jersey and an M.B.A. in finance from Seton Hall University.

Richard I. Steinhart has served as our Vice President, Finance and Chief Financial Officer, Treasurer and Secretary since April 2006 and in April 2012, Mr. Steinhart received a promotion to Sr. Vice President, Finance. From May 1992 until joining the Company Mr. Steinhart was a Managing Director of Forest Street Capital/SAE Ventures, a boutique investment banking, venture capital, and management consulting firm focused on healthcare and technology companies. Prior to Forest Street Capital/SAE Ventures, he was Vice President and Chief Finan-

cial Officer of Emisphere Technologies, Inc. Mr. Steinhart’s other experience includes seven years at CW Group, Inc., a venture capital firm focused on medical technology and biopharmaceutical companies, where he was a General Partner and Chief Financial Officer. Until December 2011, Mr. Steinhart served on the Board of Manhattan Pharmaceuticals, Inc., a biopharmaceutical company and was Chairman of its Audit Committee. Mr. Steinhart began his career at Price Waterhouse, now known as PricewaterhouseCoopers. He holds B.B.A. and M.B.A degrees from Pace University and is a Certified Public Accountant.

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships between our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The principal goals of our compensation philosophy are to attract, motivate and retain highly talented individuals at all levels of our organization and to align our employees’ incentives with the long-term interests of our stockholders.

At this stage in our growth, our principal business objective is the commercialization of our flagship product, MelaFind®. We seek to target our cash compensation levels at, or slightly below, market and pay a portion of total compensation in the form of stock options. As the commercial success of our product becomes established, we expect to re-evaluate our compensation philosophy and establish additional performance milestones appropriate for our overall business strategy.

We utilize a compensation package for our executive officers that includes cash in the form of base pay with discretionary bonus in the form of cash or stock options and long-term incentive compensation in the form of stock options. Based on our continuing need to conserve cash, we target the cash portion of our compensation package either at, or slightly below, market levels. We seek to set our level of stock option awards in line with industry comparables. All of our stock option grants are tied to either length of service or to the achievement of certain performance-based milestones. Prior to obtaining FDA approval of MelaFind ® in November 2011 such approval was the Company’s most significant milestone. Following approval, milestones that include commercialization related goals have become paramount in our option grant philosophy. We believe these elements support our underlying philosophy of attracting and retaining talented executives while remaining within our budgetary constraints. We believe in creating incentives which reward company-wide and individual performance, and aligns the interests of our executive officers with those of our stockholders by providing our executive officers equity-based incentives to ensure motivation over the long-term.

Our compensation committee reviews and approves, or recommends for approval by our Board of Directors, the compensation of our Chairman and Chief Executive Officer and other executive officers, including their salaries, bonuses and incentive compensation levels, deferred compensation, executive perquisites, equity compensation, severance arrangements, change-in-control benefits and other forms of executive officer compensation. The compensation committee may delegate its authority to a subcommittee consisting of outside directors. The compensation committee meets without the presence of executive officers when deliberating and approving the compensation of our Chief Executive Officer, but may, at its discretion, invite our Chief Executive Officer to participate in discussions regarding the compensation of our other executive officers.

At the Company’s 2011 Annual Meeting, the stockholders approved a non-binding resolution approving the compensation of our executive officers. We believe this vote validates our compensation philosophy and practices. We will hold another advisory vote on our executive compensation at our 2014 Annual Meeting.

Components of Executive Compensation

We have historically applied a structure where a significant portion of our executive compensation comes in the form of long-term incentive compensation. While the allocation varies, in general our executive officers have a far greater percentage of their compensation in the form of long-term compensation than our non-executive employees. However, we firmly believe that all employees should have an equity ownership position in the Company. We believe this is a strong motivator and an important component of our overall compensation strategy.

Base Salaries.    The base salary is the guaranteed portion of our executives’ annual cash compensation. The base salary reflects the executive’s experience, skill set, and the market value of that experience and skill set. An executive’s base salary may be adjusted as a result of an annual performance review and in recognition of his or her prior year’s accomplishments.

Bonuses.    We do not have a formalized bonus program however the Company does award discretionary bonuses as appropriate. Over the last several years, the Company has awarded these discretionary bonuses based on individual achievement.

Equity Compensation.    Equity compensation currently awarded by the compensation committee consists of stock options, both qualified and non-qualified. All current grants are awarded out of our 2005 Plan. The 2005 Plan allows our Board of Directors to grant incentives to employees, directors, consultants and collaborating scientists in the form of qualified and non-qualified stock options and other stock awards. We have used stock options as a form of compensation because we believe it helps to attract, motivate and retain talented individuals and aligns their incentives with the long-term interests of our stockholders. Our Board of Directors and the compensation committee continue to evaluate the use of alternative forms of equity incentive compensation, including restricted stock awards, for future use.

Option awards under our 2005 Plan are granted at prices which are no less than the closing price of the Company’s common stock on the date of the grant. Options granted under the 2005 Plan historically have been time-based and/or performance-based options, and vesting varies accordingly. Options that have been granted under the 2005 Plan expire within five to ten years from the date of grant.

The Company records compensation expense associated with stock options and other forms of equity compensation in accordance with FASB ASC 718, Compensation-Stock Compensation. Under this method, the Company must recognize a compensation charge related to all stock option awards granted on or subsequent to January 1, 2006. This charge is based on the grant date fair value estimated in accordance with the provisions of ASC 718. A compensation charge is recorded when it is probable that performance or service conditions will be satisfied. The probability of vesting is updated at each reporting period and compensation is adjusted via a cumulative catch-up adjustment or prospectively depending upon the nature of the change.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our principal executive officer and principal financial officer during our last three completed fiscal years, such officers are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Option Awards ($)		Bonus ($)	All Other Compensation ($)		Total ($)
Joseph V. Gulfo, M.D.,	2012	313,600	—		—	45,408	(2)	359,008
Chairman, President and Chief Executive Officer	2011	313,600	—		—	45,408	(2)	359,008
	2010	313,600	—		—	45,408	(2)	359,008

Richard I. Steinhart,	2012	257,700	—		25,000	—		282,700
Sr. Vice President Finance, Chief Financial Officer, Secretary and Treasurer	2011	221,800	253,000	(1)	10,000	—		484,800
	2010	221,250	76,064	(1)	10,000	—		307,314

(1)	Option award amounts included in this table reflect the grant date fair value of such awards.

(2)	These amounts consists of (i) a stipend of $3,000 per month which is intended to cover commutation expenses, home office expenses and certain communication expenses, (ii) Company matching contributions made under our SIMPLE IRA Plan of $9,408 for each of 2010, 2011 and 2012.

Overall Compensation

Chairman, President and Chief Executive Officer, Joseph V. Gulfo, M.D.

On January 5, 2004 we entered into an employment agreement with Dr. Joseph V. Gulfo, our Chairman, President and Chief Executive Officer, which has been extended to December 31, 2013 under an automatic extension provision. The employment agreement provides Dr. Gulfo with an annual base salary subject to periodic review by the compensation committee of our Board of Directors, and yearly bonuses at the discretion of the compensation committee of our Board of Directors.

Dr. Gulfo did not receive an increase in base salary or a cash bonus in 2010, 2011 or 2012. Effective January 1, 2013, Dr. Gulfo was granted a $14,500 raise. In addition, Dr. Gulfo’s $3,000 per month stipend was eliminated and added to his base salary, bringing his base salary to $364,100.

Dr. Gulfo’s employment agreement also provided for three separate grants of stock options. The first two stock option grants for the purchase of a total of 81,753 shares of our Common Stock at an exercise price of $0.46 per share have fully vested and were exercised on October 15, 2008. The third stock option was cancelled and replaced with a stock option for 900,000 shares of Common Stock at an exercise price of $3.75 (the closing price on the grant date) per share. Of the 900,000 common shares underlying this stock option granted to Dr. Gulfo, 180,000 shares vested immediately, 540,000 shares vested upon the Company receiving FDA approval of its PMA application for MelaFind ®, and 180,000 shares vested in four equal annual installments commencing on October 10, 2009, which was the first anniversary of the date of grant. These 900,000 options expire on October 9, 2018.

On March 8, 2013, the compensation committee of the Board of Directors met to review and discuss executive compensation, including Dr. Gulfo’s with regard to his current performance as well as his past performance in guiding the Company through the FDA approval process for MELAFind® and leading it through the commercial launch of MELAFind®. The compensation committee also considered the fact that Dr. Gulfo did not receive an increase in base salary or a cash bonus in 2010, 2011 or 2012, and only received a nominal raise of $14,500 in 2013. The compensation committee determined that it would be appropriate to award a stock option to Dr. Gulfo to purchase up to 1,000,000 shares of our common stock under the 2005 Plan during the second quarter of 2013, subject to stockholder approval of an amendment to our Certificate of Incorporation increasing the Company’s number of authorized shares of common stock (see Proposal II), with an exercise price per share equal to the closing price of the Company’s common stock on the day of the grant, and subject to the following vesting schedule: (i) 250,000 shares would vest immediately upon grant, (ii) 250,000 shares would vest upon the

Company achieving positive cash flow for four consecutive quarters, (iii) 250,000 shares would vest upon the Company achieving revenues of at least $20 million in any fiscal year; and (iv) 250,000 shares would vest when the closing price of the Company’s common stock is $5 or above for 5 consecutive trading days.

Senior Vice President, Finance and Chief Financial Officer, Secretary and Treasurer, Richard Steinhart

Our Senior Vice President and Chief Financial Officer, Secretary and Treasurer, Richard Steinhart, joined us in April 2006. and was promoted to Senior Vice President in April 2012. Mr. Steinhart’s initial compensation, including base salary and stock option package, was primarily based upon such factors as his prior business experience and the Company’s overall compensation philosophy. Mr. Steinhart received a base salary and a stock option grant for the purchase of 100,000 shares of common stock at an exercise price of $5.82 per share. In accordance with our policy, these options were priced at the closing price on the date of grant as determined by the compensation committee. As is consistent throughout our executive ranks, Mr. Steinhart’s options vested both over time and with the attainment of milestones. This grant expired April 24, 2011.

In 2010, in accordance with the Company’s pay-for-performance plan, Mr. Steinhart received a base salary increase to $221,800, effective as of March 1, 2010. Mr. Steinhart was awarded a discretionary bonus of $10,000 in 2010. Mr. Steinhart did not receive a merit increase in 2011, but was awarded a discretionary bonus of $10,000. In April 2012 Mr. Steinhart received a base salary increase to $260,000 and was awarded a $25,000 discretionary bonus.

In 2010, Mr. Steinhart also received an option grant for the purchase of 16,500 shares of our common stock at an exercise price of $6.38, the closing price on the day of the grant, with vesting as follows: 4,125 shares vest annually over a period of five years and 12,375 shares vest upon placement of the first 200 MelaFind ® commercial systems. On April 25, 2011, Mr. Steinhart was awarded a stock option grant for 100,000 shares at an exercise price of $3.81, the closing price on the day of the grant, of which 80,000 shares vested immediately and 20,000 shares vested upon FDA approval of our MelaFind ® PMA.

GRANTS OF PLAN-BASED AWARDS FOR YEAR ENDED DECEMBER 31, 2012

No grants of awards were made to our named executive officers during our fiscal year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth the equity awards outstanding at December 31, 2012 for each of the named executive officers.

Name and Principal Position	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Options that are Exercisable (#)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Options that are Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Joseph V. Gulfo, M.D.,	900,000	(1)			3.75	10/10/18
Chairman, President and Chief Executive Officer
Richard I. Steinhart,	100,000				3.81	4/25/21
Sr. Vice President Finance, Chief Financial Officer	1,650	(2)	14,850	(2)	6.38	5/13/20

(1)	These shares are subject to a Forbearance Agreement between Dr. Gulfo and the Company.

(2)	Of the 16,500 shares granted: 4,125 shares vest annually over a period of five years and 12,375 shares vest on placement of first 200 commercial systems of MelaFind ®.

OPTION EXERCISE AND VESTED STOCK OPTION AWARDS FOR OUR 2012 FISCAL YEAR

None of our named executive officers exercised any equity awards during the fiscal year ended December 31, 2012.

Severance Benefits

The Company’s named executive officers are entitled to receive severance benefits payable by the Company as follows:.

Joseph V. Gulfo, M.D.

If Dr. Gulfo is terminated without cause, he would be entitled to his then current monthly salary for a period of 15 months and, if Dr. Gulfo is then covered by health insurance provided by us, the cost to Dr. Gulfo of COBRA coverage for 15 months. If we elect not to renew Dr. Gulfo’s employment agreement, Dr. Gulfo is entitled to an amount equal to his then current base salary for nine months and, if Dr. Gulfo is covered by our health insurance policy at such time, the cost of COBRA for nine months (subject to reduction to the extent Dr. Gulfo received comparable benefits from a subsequent employer during such nine-month period). Dr. Gulfo’s severance period may be extended for an additional 12 months in the event we elect to extend the length of his non-compete covenant to two years, in which case we would have to pay him additional severance equal to twelve months of his base salary at the time of termination and his most recent bonus.

Assuming a termination date of December 31, 2012:

•	if Dr. Gulfo was terminated by us for cause, upon death or disability, then he would not have received severance under his employment agreement;

•

if Dr. Gulfo terminated his contract for good reason or was terminated by us without cause, then he would have received $392,000 which represents 15 months of his monthly salary. Dr. Gulfo was not covered by our health insurance policy as of December 31, 2012, therefore, he would not be entitled to any COBRA coverage under his employment agreement;

•	if Dr. Gulfo was terminated by us without cause within 30 days of our operations being discontinued, then he would not have received severance under his employment agreement;

•

if Dr. Gulfo’s employment agreement was not renewed by us, then he would have received $235,200 which represents 9 months of his monthly salary. Dr. Gulfo was not covered by our health insurance policy as of December 31, 2012, therefore, he would not be entitled to any COBRA coverage under his employment agreement; and

•

if Dr. Gulfo’s employment agreement was not renewed by us and we extended the length of his non-compete covenant to two years, then he would have received $705,600 which represents 27 months of his monthly salary plus $150,000 which represents the amount of his last bonus. Dr. Gulfo was not covered by our health insurance policy as of December 31, 2012, therefore, he would not be entitled to any COBRA coverage under his employment agreement.

Richard I. Steinhart

If Mr. Steinhart is terminated without cause, he is entitled to 6 months of his base salary and acceleration of his milestone-based options if the milestones are achieved within six months of his termination.

Assuming a termination date of December 31, 2012:

•	if Mr. Steinhart was terminated by us for cause, then he would not have received severance under his employment agreement; and

•

if Mr. Steinhart was terminated by us without cause, then he would have received $130,000 which represents 6 months of his monthly salary. Mr. Steinhart is also entitled to income from the acceleration of the vesting of his unvested stock options assuming that the Company places 200 MelaFind ® systems within

6 months of his termination. Acceleration of the vesting of Mr. Steinhart’s 12,375 options shares due to vest upon placement of 200 units of MelaFind ® would not have resulted in a gain as his option was ‘under water’ at December 31, 2012.

Retirement Plans

We do not maintain a traditional defined benefit plan. We do, however, maintain a SIMPLE IRA plan covering all qualified employees. We match dollar-for-dollar the employee’s contribution up to 3% of each participant’s salary. We do not consider the SIMPLE IRA matching contribution to be a significant portion of any of our executives’ compensation package.

Change of Control

Our 2005 Plan contain provisions providing that if there is a change of control involving a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity or any transaction in which a successor entity acquires all the issued and outstanding capital stock of the Company, or all or substantially all the assets of the Company, then, if and to the extent that outstanding options are not assumed or replaced with substantially equivalent options in connection with the acquisition event, each optionee shall have the right to exercise in full all of his or her outstanding options, whether or not such options are otherwise vested or exercisable, and any outstanding options which are not exercised prior to the consummation of the change of control event may be settled for cash or the terms of the option otherwise adjusted as the compensation committee determines.

Perquisites and Other Benefits

As a company without any substantial revenue, we are not in a position to provide any significant perquisites or other benefits. The only perquisite provided to Dr. Gulfo during our last fiscal year was a monthly stipend of $3,000 which is intended to cover commutation expenses, home office expenses and certain communication expenses. We have no plans for any additional perquisites. Effective January 1, 2013, Dr. Gulfo’s $3,000 per month stipend was eliminated by adding such amount to his base salary.

Compensation of Directors

In addition to reimbursement of expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors, each of our non-employee directors will receive an annual fee of $20,000 for serving as directors and a grant of stock options. In January 2012, each of our then non-employee directors received a stock option grant to purchase up to 10,000 shares of common stock. In December 2012, each non-employee director received a stock option grant to purchase up to 10,000 shares of common stock in respect of their service as directors for the year. Such stock options will vest in full upon the first anniversary of issuance and have an exercise price equal to the closing price of our common stock on the date of the grant. Our Lead Independent Director and the chairman of each of our audit committee, our compensation committee and our nominating committee received $10,000, $12,000, $10,000 and $10,000, respectively in 2012. Committee members of each of our audit committee, our compensation committee and our nominating committee received $6,000, $5,000 and $5,000, respectively in 2012, with no payments being made on a meeting-attended basis.

As an employee of the Company, Dr. Gulfo received no compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2012

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Option Awards Granted (#)	Total ($)
Martin Cleary (1)	12,333	24,300	(2)	10,000	36,633
Robert Coradini	35,000	38,400	(3)	20,000	73,400
Anne Egger	35,000	38,400	(3)	20,000	73,400
Mark Fabiani	25,000	38,400	(3)	20,000	63,400
John Goddard	35,000	38,400	(3)	20,000	73,400
Mindy Meads	19,167	14,100	(4)	10,000	33,267
David Stone	36,000	38,400	(3)	20,000	74,400
LuAnn Via	17,333	14,100	(4)	10,000	31,433
James Noble (1)	—	24,300	(2)	10,000	24,300

(1)	Did not seek re-election to our Board of Directors at the 2012 Annual Meeting.

(2)	Represents Black-Sholes value of 10,000 share option grant on January 5, 2012 with a one year vesting awarded to each non-employee director of the Company on the Board at this time.

(3)	Represents Black-Sholes value of 10,000 share option grant on January 5, 2012 with a one year vesting awarded to each non-employee director of the Company, and the Black-Sholes value of 10,000 share grant on December 14, 2012 with a one year vesting awarded to each non-employee director on the Board at this time.

(4)	Represents Black-Sholes of 10,000 share grant on December 14, 2012 with a one year vesting awarded to each non-employee director on the Board at this time.

Employment Agreements

Joseph V. Gulfo, M.D.

On January 5, 2004, we entered into an employment agreement with Dr. Joseph V. Gulfo, our Chairman, President and Chief Executive Officer. Pursuant to the agreement, Dr. Gulfo is required to devote substantially all of his business time, attention and efforts to the performance of his duties under the agreement. The contract automatically renews for successive twelve-month terms unless either party sends a written notice of termination within 90 days of the expiration of the renewal term. The employment agreement has automatically been extended until December 31, 2013.

The employment agreement provides Dr. Gulfo with an annual base salary subject to periodic review by our Board of Directors, stock options, and performance bonuses. The target for such bonuses is 50% of Dr. Gulfo’s then current base salary. Dr. Gulfo’s employment agreement also provided for three separate grants of stock options, one of which was subsequently cancelled and replaced in October 2008 (see Overall Compensation — Chairman, President and Chief Executive Officer, Joseph V. Gulfo, M.D.). In addition, during 2012 Dr. Gulfo was entitled to a monthly stipend of $3,000 which was intended to cover commutation expenses, home office expenses and certain communication expenses. Effective January 1, 2013, Dr. Gulfo was granted a $14,500 raise. In addition, Dr. Gulfo’s $3,000 per month stipend was eliminated and added to his base salary, bringing his base salary to $364,100.

If Dr. Gulfo’s employment is terminated by us without cause or Dr. Gulfo resigns for good reason, then Dr. Gulfo would be entitled to receive severance pay equal to 15 months of his then current base salary and, if Dr. Gulfo is then covered by health insurance provided by us, the cost to Dr. Gulfo of COBRA coverage for 15 months. If we elect not to renew Dr. Gulfo’s employment agreement, Dr. Gulfo is entitled to an amount equal to his then current base salary for nine months and, if Dr. Gulfo is covered by our health insurance policy at such time, the cost of COBRA for nine months (subject to reduction to the extent Dr. Gulfo received comparable benefits from a subsequent employer during such nine-month period).

Dr. Gulfo is subject to a non-compete covenant upon termination of his employment by us or him. The term of Dr. Gulfo’s non-compete covenant is one year, which in the event we terminate his employment without cause can be extended to two years if we elect to pay him additional severance equal to twelve months of his base salary at the time of termination and his most recent bonus (if any).

Limitation of Liability and Indemnification of Directors and Officers

Our Charter and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. In addition, we maintain directors’ and officers’ liability insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of four independent directors: Ms. Egger and Ms. Meads and Messrs. Coradini and Goddard. No member of the compensation committee is or was an officer or employee of the Company. No interlocking relationship exists between the Company’s executive officers and the Board of Directors or compensation committee of any other company, nor has such interlocking relationship existed in the past. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION*

The compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Anne Egger

Robert Coradini

John Goddard

Mindy Meads

*  The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

Consulting Agreement with Anne Egger

In March 2009, we entered into a consulting agreement with Anne Egger for consulting services primarily focusing on physician advocacy. The agreement was for an initial term of three months and had subsequently been extended to run through September 2012, when it was not renewed. Under the terms of the agreement, Ms. Egger was entitled to receive a consulting fee of $1,600 per day. In 2010, 2011 and 2012, Ms. Egger received $53,050, $7,526, and $0 respectively, as a consultant under her contract.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee reviews any related party transaction. In considering related party transactions, our audit committee is guided by its fiduciary duty to our stockholders. Our audit committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: MELA Sciences, Inc., 50 South Buckhout Street, Suite 1, Irvington, New York 10533, Attention: Secretary, telephone (914) 591-3783 or (3) contact our Investor Relations representatives at Westwicke Partners, 275 Battery Street, 16th Floor San Francisco, CA 94111, telephone (415) 202-5678. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Joseph V. Gulfo, M.D.

Chairman, President and Chief Executive Officer

March 20, 2013

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 is available without charge upon written request to: MELA Sciences, Inc., 50 South Buckhout Street, Suite 1, Irvington, New York 10533, Attention: Secretary.

Exhibit A

MELA SCIENCES, INC.

2013 STOCK INCENTIVE PLAN

1. Purpose of the Plan. The purpose of this Plan is to establish a flexible vehicle through which the Company may offer equity-based compensation incentives to Employees, Directors and Consultants employed or engaged by the Company to attract, motivate, reward and retain such persons and to further align the interests of such persons with those of the stockholders of the Company.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, and the rules of any applicable stock exchange or national market system.

(b) “Award Agreement” means the written agreement or other instrument evidencing the grant of an Award, including any amendments thereto. An Award Agreement may be in the form of an agreement to be executed by both the Grantee and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments.

(c) “Awards” means grants made under the Plan either in the form of Options, including Incentive Stock Options and Non-Qualified Stock Options, or shares of Restricted Stock.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (1) in the case where there is no employment, consulting or similar service agreement between the Grantee and the Company or any of its subsidiaries or where such an agreement exists but does not define “cause” (or words of like import), a termination classified by the Company or any of its subsidiaries, as a termination due to the Grantee’s (i) commission of, or entry of a plea of guilty or no contest to any felony, fraud, misappropriation, embezzlement or other crime of moral turpitude; (ii) commission of, or entry of a plea of guilty or no contest to any crime or offense involving money or property of the Company; (iii) dishonesty or fraud; or (iv) insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of duties; or (2) in the case where there is an employment, consulting or similar service agreement between the Grantee and the Company or any of its subsidiaries that defines “cause” (or words of like import), a termination that is or would be deemed for “cause” (or words of like import) under such agreement.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan.

(h) “Common Stock” means the common stock of the Company, par value $0.001 per share.

(i) “Company” means MELA Sciences, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(j) “Consultant” means any person (other than an Employee or a Director) who is engaged by the Company or any Subsidiary to render consulting or advisory services to the Company or such Subsidiary.

(k) “Corporate Transaction” means any of the following transactions, provided, however, that the Committee shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation of the Company in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

(l) “Director” means a member of the Board or the board of directors of any Subsidiary.

(m) “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

(n) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Subsidiary, subject to the control and direction of the Company or any Subsidiary as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Subsidiary shall not be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(p) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation the Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii) above, the Fair Market Value thereof shall be determined by the Committee in good faith.

(q) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(s) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(t) “Officer” means a person who is an officer of the Company or a Subsidiary within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(v) “Plan” means this MELA Sciences, Inc. 2013 Stock Incentive Plan.

(w) “Restricted Stock” means Common Stock received under an Award made pursuant to Section 10, below, that is subject to restrictions under said Section 10.

(x) “Share” means a share of the Common Stock.

(y) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock and Cash Subject to the Plan.

(a) Subject to the provisions of Section 11, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is 3,500,000 Shares.

(b) Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan. To the extent an Award (or portion thereof) is forfeited, canceled or expires (whether voluntarily or involuntarily), the Shares subject to the forfeited, canceled or expired portion thereof shall be returned to the Plan and shall become available for future issuance under the Plan. Any Shares covered by an Option which are surrendered (i) in payment of the Option exercise price (including pursuant to the “net exercise” of an option pursuant to Section 7(b)) or (ii) in satisfaction of tax withholding obligations incident to the exercise of an Option shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan.

4. Administration of the Plan.

(a) Plan Committee. The Plan shall be administered by the Committee.

(b) Powers of the Committee. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have the authority, in its discretion to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether, when and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent; provided; however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee. The reduction of the exercise price of any Option awarded under the Plan and canceling an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option or for cash, in each case, shall not be subject to stockholder approval;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

(viii) to construe and interpret the terms of the Plan, any rules and regulations under the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(ix) to approve corrections in the documentation or administration of any Award; and

(x) to take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee; provided that the Committee may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Officer or other Employee of the Company and such attorneys, consultants and accountants as it may select.

(c) Delegation of Authority. To the extent permitted by Applicable Laws, the Committee may delegate to one or more Officers of the Company the power to grant Awards pursuant to the Plan to Employees of the Company or any Subsidiary who are not Directors or Officers of the Company or such Subsidiary.

(d) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees, members of the Committee shall be defended and indemnified by the Company to the extent permitted by law against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, fraud or willful misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Non-Qualified Stock Options may be granted to Employees, Directors and Consultants as the Committee may determine from time to time. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary of the Company as the Committee may determine from time to time.

6. Terms and Conditions of Options.

(a) Designation of Option. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(b) Conditions of Option. Subject to the terms of the Plan, the Committee shall determine the provisions, terms, and conditions of each Option including, but not limited to, the Option vesting schedule, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon exercise of the Option and satisfaction of any performance criteria.

(c) Term of Option. The term of each Option shall be the term stated in the Award Agreement; provided, however, that the term of an Option shall be no more than ten (10) years from the date of grant thereof.

(d) Transferability of Options. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Non-Qualified Stock

Options shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Committee, but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders, in all cases without payment for such transfers to the Grantee. Unless otherwise agreed to by the Committee, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of a Non-Qualified Stock Option pursuant to this Section 6(d), and the responsibility to pay any taxes in connection with a Non-Qualified Stock Option shall remain with the Grantee notwithstanding any transfer other than by will or the laws of descent and distribution.

(e) Time of Granting Options. The date of grant of an Option shall for all purposes be the date on which the Committee makes the determination to grant such Option.

7. Option Exercise Price, Consideration and Taxes.

(a) Exercise Price. The exercise price for an Option shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise of an Option including the method of payment, shall be determined by the Committee (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Committee may determine, the Committee is authorized to accept as consideration for Shares issued under the Plan the following:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) payment through a broker-assisted cashless exercise program made available by the Company, such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares; or

(v) any combination of the foregoing methods of payment.

The Committee may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Committee for the satisfaction of any federal, state, or local income and employment tax withholding obligations (calculated at the statutory minimum amount for such withholding), including, without limitation, obligations incident to the receipt of Shares. Upon exercise of an Option the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Option, if applicable, sufficient to satisfy the applicable tax withholding obligations incident to the exercise or vesting of an Option (calculated at the statutory minimum amount for such withholding).

8. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee under the terms of the Plan and specified in the Award Agreement.

(ii) An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award Agreement by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been made.

(iii) The holder of an Option shall have no rights as a stockholder of the Company with respect to any Shares covered by the Option until the Option is validly exercised, the exercise price is paid fully and applicable withholding obligations are satisfied.

(b) Termination of Employment or other Service. Unless otherwise determined by the Committee or specified in the applicable Award Agreement, the following rules apply with regard to Options held by a Grantee at the time of his or her termination of employment or other service with the Company and its Subsidiaries.

(i) Termination by Reason of Death or Disability.    If a Grantee’s employment or other service terminates by reason of death or Disability, then (1) any portion of an Option held by the Grantee which is not then exercisable shall thereupon terminate, and (2) any portion of an Option held by the Grantee which is then exercisable shall remain exercisable by the Grantee (or beneficiary) for a period of one year following such termination of employment or other service or, if sooner, until the expiration of the term of the option, and, to the extent not exercised within such period, shall thereupon terminate.

(ii) Termination for Cause.    If a Grantee’s employment or other service is terminated by the Company for Cause, then any Option held by the Grantee, whether or not then exercisable, shall immediately terminate and cease to be exercisable.

(iii) Other Termination.    If a Grantee’s employment or other service terminates for any reason (other than death, Disability or Cause) or for no reason, then (1) any portion of an Option held by the Grantee which is not then exercisable shall thereupon terminate, and (2) any portion of an Option held by the Grantee which is then exercisable shall remain exercisable during the ninety (90) day period following such termination or, if sooner, until the expiration of the term of the Option and, to the extent not exercised within such period, shall thereupon terminate.

(iv) Incentive Stock Options.    Any Option designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s employment or other service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable as set forth in this Section 8(b).

9. Conditions Upon Issuance of Shares.

(a) If at any time the Committee determines that the delivery of Shares pursuant to the exercise of an Option is or may be unlawful under Applicable Laws, the vesting or right to exercise an Option or to otherwise receive Shares pursuant to the terms of an Option shall be suspended until the Committee determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b) The Committee may provide that the Shares issued upon exercise of an Option shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise of such Option

(including the actual or constructive surrender of Shares already owned by the Grantee) or payment of taxes arising in connection with an Option. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any Shares issued under an Option, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Grantee and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

10. Terms and Conditions of Restricted Stock Awards.

(a) Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Grantee, the time or times within which such awards may be subject to forfeiture (“Restriction Period”), the vesting schedule and rights to acceleration thereof and all other terms and conditions of the awards.

(b) Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Grantee. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Award Agreement. Such certificates shall be deposited by the Grantee with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Award Agreement.

(c) Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Unless otherwise stated in the Award Agreement, the Grantee will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) the Grantee will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; and (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Award Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

(d) Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock shall become vested in accordance with the terms of the Award Agreement, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the Grantee shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

11. Adjustments Upon Changes in Capitalization. In the event of any merger, reorganization, consolidation, stock split or reverse stock split, combination or exchange of Shares, the Board shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of any Award (including number of Shares subject to the award and the exercise price) or the aggregate number of Shares reserved for issuance under the Plan. Any such adjustments will be made by the Board, whose determination will be final, binding and conclusive.

12. Corporate Transactions.

(a) Acceleration of Award Upon Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, any outstanding Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights for all of the Shares at the time represented by such Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s employment or other service has not terminated prior to such date.

(b) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 12 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

13. Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

14. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 13, above) shall adversely affect any rights under Awards already granted to a Grantee.

15. Limitation of Liability. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s service with the Company, nor shall it interfere in any way with his or her right or the right of the Company to terminate the Grantee’s service at any time, with or without cause including, but not limited to, Cause, and with or without notice.

17. Other Benefit Plans. Any Award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

18. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

19. Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20. Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions). Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

MELA Sciences, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions:

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on April 24, 2012.

Vote by Internet
•	Log on to the Internet and go to
http://proxy.georgeson.com/
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

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Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

The Board recommends a vote FOR all nominees in Proposal 1, and FOR Proposals 2, 3 and 4.

1. Nominees	For	Withhold		For	Withhold		For	Withhold

01-Joseph V. Gulfo, MD	☐	☐	02- Robert Coradini	☐	☐	03 - Anne Egger	☐	☐

04 - Mark Fabiani	☐	☐	05 – Mindy Meads	☐	☐	06 - David K. Stone	☐	☐

07 - Kathryn Swintek	☐	☐	08 - LuAnn Via	☐	☐

			For	Against		Abstain
2. To approve an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 45,000,000 to 95,000,000			☐	☐		☐

			For	Against		Abstain
3. To approve the Company’s 2013 Stock Incentive Plan			☐	☐		☐

			For	Against		Abstain
4. To ratify the selection of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013			☐	☐		☐

Change of Address — Please print new address below, if applicable.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proxy — MELA Sciences, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2013

The undersigned hereby appoints Joseph V. Gulfo, M.D., David K. Stone and Richard I. Steinhart, and each of them (with full power to act alone), as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of MELA Sciences, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of MELA Sciences, Inc. to be held at The Double Tree Hotel 455 S. Broadway, Tarrytown, New York 10591, on Thursday, April 25, 2013 at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 3 and 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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